Exhibit 3.55

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

QUAGGA CORPORATION

a California corporation

The undersigned certify that:

1.        They are the Executive Vice President and the Secretary, respectively, of Quagga Corporation, a California corporation (this “Corporation”).

2.        The articles of incorporation of this Corporation are amended and restated in their entirety to read as follows:

“ARTICLE ONE: The name of this Corporation is Quagga Corporation.

ARTICLE TWO: The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE THREE: The Corporation is authorized to issue only one class of shares of stock; and the total number of shares which the Corporation is authorized to issue is Fifty Million (50,000,000), par value $0.0001 per share.

ARTICLE FOUR:

Section 1.        The liability of directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Section 2.        This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to this Corporation and its shareholders through bylaw provisions or through agreements with such agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

ARTICLE FIVE:

The Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.

ARTICLE SIX:

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, except as otherwise provided herein and all rights conferred upon the shareholders herein are granted subject to this reservation.”

3.        The foregoing amendment and restatement of Articles of Incorporation of this Corporation has been duly approved by the Board of Directors.

4.        The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Corporation is Twenty Million (20,000,000). The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: June 18, 2010.

/s/ Keith M. Wilson
Keith M. Wilson, Executive Vice President

/s/ Mary K. O’Connell
Mary K. O’Connell, Secretary

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